INTL FCStone Inc. Announces Withdrawal of Proposed Private Offering of $350 Million of Senior Secured Notes

NEW YORK, October 30, 2018 - INTL FCStone Inc. (NASDAQ:INTL) (the "Company") today announced that it has withdrawn its previously announced private offering of $350 million of senior secured notes due 2023 (the "Notes"), in response to unfavorable market conditions.

Sean O’Connor, the Company’s CEO, said, “The current volatility in the markets is not conducive to our completing an offering on terms that are acceptable to us. We have the flexibility to be opportunistic about the timing of such an offering and we will review our decision as and when market conditions regain stability. We would like to thank investors for their time during the roadshow, and the interest displayed in our offering.”

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, the related guarantees or any other security, nor has there been any offer, solicitation or sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes and the related guarantees were being made only by means of a private offering memorandum.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to the offering and as to the Company’s use of any net proceeds from the sale of the Notes, which are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors that could cause the Company’s actual results, prospects and opportunities to differ materially from those expressed in or implied by, the forward-looking statements, including the risk that the offering is not completed, the Company’s broad discretion over the use of any proceeds from the offering and the factors set forth in the Company’s filings with the SEC (including under “Risk Factors” in those filings). Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com

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